 EXHIBIT 99

(AUTOZONE(R) Logo)

123 South Front Street • Memphis, TN • 38103-3607 • (901) 495-6500 • Fax: (901) 495-8300

News: For Immediate Release	Financial Contact: Emma Jo Kauffman (901) 495-7005
Media contact: Eric Epperson (901) 495-7307

AUTOZONE BOARD APPROVES STOCKHOLDER RIGHTS PLAN

MEMPHIS, Tenn (March 21, 2000) -- AutoZone, Inc. (NYSE: AZO), announced today that its Board of Directors has declared a dividend distribution of one Preferred Share Purchase Right on each outstanding share of AutoZone common stock. Subject to limited exceptions, the Rights will be exercisable if a person or group acquires 15% or more of AutoZone's common stock or announces a tender offer for 15% or more of the common stock. Under certain circumstances, each Right will entitle stockholders to buy one one-thousandth of a share of AutoZone's newly created Series A Junior Participating Preferred Stock at an exercise price of $125. AutoZone's Board will be entitled to redeem the Rights at $.001 per Right at any time before a person has acquired 15% or more of the outstanding common stock.

The Rights are designed to assure that all AutoZone stockholders receive fair and equal treatment in the event of any proposed takeover and to guard against partial tender offers, open market accumulations and other abusive tactics to gain control of AutoZone without paying all stockholders a control premium. The Rights are not being distributed in response to any specific effort to acquire control of AutoZone. They do not prevent a takeover, but should encourage anyone seeking to acquire AutoZone to negotiate with its Board of Directors prior to attempting a takeover. Initially, the Rights will automatically attach to AutoZone's common stock and will not be transferable separately.

If a person acquires 15% or more of AutoZone's common stock, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of AutoZone's common shares having a market value at that time of twice the Right's exercise price. Rights held by a person who acquires 15% or more of the outstanding common stock will become void and will not be exercisable to purchase shares at the bargain purchase price. If AutoZone is acquired in a merger or other business combination transaction which has not been approved by the Board of Directors, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of the acquiring company's common shares having a market value at that time of twice the Right's exercise price.

The dividend distribution to establish the new Rights Plan will be payable to stockholders of record on April 14, 2000. The Rights will expire in ten years. The Rights distribution is not taxable to stockholders.

Further details of the Rights plan will be mailed to all AutoZone stockholders.

Separately, the Board of Directors has also amended AutoZone's Bylaws to require that any action of the stockholders be taken only at an annual or special stockholder's meeting, and that special meetings may only be called by the Chairman, the President, or a majority of the members of the Board of Directors.

AutoZone sells auto and light truck parts, chemicals and accessories through 2,837 AutoZone stores in 40 states in the U.S. plus the District of Columbia and 11 AutoZone stores in Mexico. AutoZone also sells heavy-duty truck parts through 47 TruckPro stores in 14 states, and automotive diagnostic and repair software through ALLDATA and diagnostic and repair information through alldatadiy.com.